Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT is entered into and effective as of November 15, 2021, by and between SOUTHSTATE CORPORATION, a South Carolina corporation and a registered bank holding company (the “Company”), and U.S.  BANK NATIONAL ASSOCIATION, a national banking association (the “Lender”).

RECITALS

A.The Company and the Lender are parties to the Credit Agreement dated as of October 28, 2013 (as amended from time to time, the “Existing Credit Agreement”), pursuant to which the Lender made certain loans (the “Existing Loans”) and other financial accommodations to the Company.

B.The Company has requested that the Lender amend the Existing Credit Agreement to extend to it Revolving Loans in the aggregate principal amount not to exceed $100,000,000.  The Lender has agreed to extend such credit to the Company upon all of the terms and conditions of this Agreement.

C.The Lender has agreed to restate the Existing Credit Agreement so that this Amended and Restated Credit Agreement constitutes for all purposes an amendment to the Existing Credit Agreement and is not a novation, or new or substitute agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated as follows:

AGREEMENT

SECTION 1	DEFINITIONS AND TERMS
1.1Definitions.  As used in this Agreement, the following terms have the following meanings:

“Affiliate” shall mean, as to any Person, any (a) director or officer of such Person, or (b) Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person.  A Person shall be deemed to control another Person if the controlling Person directly or indirectly, either individually or together with (in the case of an individual) his spouse, lineal descendants and ascendants and brothers or sisters by blood or adoption or spouses of such descendants, ascendants, brothers and sisters, owns five percent (5%) or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct, or cause the direction of, the management or policies of the controlled Person, whether through the ownership of voting securities, through common directors, trustees or officers, by contract or otherwise.

“Agreement” shall mean this Amended and Restated Credit Agreement, as amended, supplemented, modified or extended from time to time.

“‘AML Laws’ means all laws, rules, and regulations of any jurisdiction applicable to the Lender, the Company, or any Subsidiary from time to time concerning or relating to anti-money laundering.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or any Subsidiary from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means 1.40%.

“Average Daily Principal Balance” shall mean, for any Fiscal Quarter (or portion thereof), the average daily principal balance of the Revolving Loans outstanding during such Fiscal Quarter (or portion thereof).

“Bank Subsidiary” shall mean SouthState Bank, and any Person which is now or hereafter an “insured depository institution” within the meaning of 12 U.S.C. Section 1831(c), as amended, and which is now or hereafter “controlled” by the Company within the meaning of 12 U.S.C. Section 1841(a), as amended.

“Board” means the Board of Governors of the Federal Reserve System.

“Borrowing Date” shall mean a date on which Company has requested the funding of Loans under this Agreement, which date must be a Business Day and may not be later than one Business Day prior to the Termination Date.

“Business Day” shall mean a day (other than a Saturday or Sunday) on which banks generally are open in New York City for the conduct of substantially all of their commercial lending activities, and on which interbank wire transfers can be made on the Fedwire system.

“Change of Control” shall mean (a) the acquisition by any Person, or two (2) or more Persons acting in concert, of the beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 25% or more of the outstanding shares of voting ownership interests of the Company, or (b) the lease, sale or transfer or other disposition of all or substantially all of the assets of the Company or any Bank Subsidiary in one or a series of transactions to any Person, or two (2) or more Persons acting in concert. “Change of Control” shall not include, however, any of the foregoing transactions among Subsidiaries of the Company.

“Change in Law” shall have the meaning assigned in Section 2.6.

“Closing Date” means the first date on which the conditions in Section 4.1 are satisfied.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute, together with the regulations and published interpretations thereunder, in each case as in effect from time to time.

“Collateral” shall mean all of the Property granted to the Lender as collateral under the Related Documents, if any.

“Commitment Fee Percentage” shall mean, for any Fiscal Quarter (or portion thereof), (a) 0.35%, if the Investment Balance for such Fiscal Quarter is less than $50,000,000, (b) 0.15%, if the Investment Balance for such Fiscal Quarter is equal to or greater than $50,000,000 but less than $100,000,000, and (c) 0.00%, if the Investment Balance for such Fiscal Quarter is equal to or greater than $100,000,000.

“Company” has the meaning set forth in the preamble to this Agreement.

“Daily Simple SOFR” means a daily rate based on SOFR and determined by the Lender in accordance with the conventions for such rate selected by the Lender.

“Default” shall mean an event which with the giving of notice or the passage of time or both would constitute an Event of Default.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“EDGAR” shall mean the Electronic Data Gathering, Analysis and Retrieval system of the United States Securities and Exchange Commission.

“ERSA” means the Electronics Signatures and Records Act as in effect in the State of New York, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.

“Employee Plan” shall mean any savings, profit sharing, or retirement plan or any deferred compensation contract or other plan maintained for employees of the Company or its Subsidiaries and covered by Title IV of ERISA, including, without limitation, any “multiemployer plan” as defined in ERISA.

“Environmental Law” shall mean any local, state or federal law or other statute, law, ordinance, rule, code, regulation, decree or order, presently in effect or hereafter enacted, promulgated or implemented governing, regulating or imposing liability or standards of conduct concerning the use, treatment, generation, storage, disposal, discharge or other handling or release of any Hazardous Substance.

“Environmental Liability” shall mean all liability arising under, resulting from or imposed by any Environmental Law and all liability imposed under common law with respect to the use, treatment, generation, storage, disposal, discharge or other handling or release of any Hazardous Substance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with the regulations and published interpretations thereunder, in each case as in effect from time to time.

“Event of Default” shall have the meaning assigned in Section 7.1.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“FDIC” shall mean the Federal Deposit Insurance Corporation and any successor thereof.

“Fiscal Quarter” shall mean any of the quarterly accounting periods of the Company, ending on the last day of March, June, September and December of each calendar year.

“Fiscal Year” shall mean any of the annual accounting periods of the Company ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) Net Income plus interest expense (including interest on Trust Preferred Indebtedness) plus or minus (as applicable) noncash items included in operating expenses minus cash dividends and distributions paid during such period, to (b) interest expense (including interest on Trust Preferred Indebtedness) during such period plus 1/5 of the Revolving Loan Commitment.  The Fixed Charge Coverage Ratio shall be calculated on a trailing twelve (12) month basis, and each of the components of the Fixed Charge Coverage Ratio shall be as reflected on the quarterly Parent Company Only Financial Statements for Large Bank Holding Companies – FR Y-9LP most recently filed by the Company with the appropriate Regulatory Authority.

“GAAP” shall mean those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board and the Securities and Exchange Commission acting through appropriate boards or committees thereof for all periods so as to properly reflect the financial condition, results of operations and cash flows of the Company and its Subsidiaries.

“Government Authority” shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), and any corporation or other entity owned or controlled through stock or capital ownership or otherwise, by any of the foregoing and including, without limitation, each Regulatory Authority.

“Hazardous Substance” shall mean any pollutant, contaminant, waste, or toxic or hazardous chemicals, wastes or substances, including, without limitation, asbestos, urea formaldehyde insulation, petroleum, PCB’s, air pollutants, water pollutants, and other substances defined as hazardous or toxic in, or subject to regulation under, the Comprehensive Environmental

Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9061 et seq., Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Toxic Substance Control Act of 1976, as amended, 15 U.S.C. § 2601 et seq., the Solid Waste Disposal Act, 42 U.S.C. § 3251 et seq., the Clean Air Act, 42 U.S.C. § 1857 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq., or any other statute, rule, regulation or order of any Government Authority having jurisdiction over the control of such wastes or substances, including without limitation the United States Environmental Protection Agency, the United States Nuclear Regulatory Agency, and any applicable state department or county department of health or similar entity.

“Holding Company Indebtedness” shall mean all (a) indebtedness of the Company for borrowed money; (b) indebtedness for the deferred purchase price of property or services for which the Company is liable, contingently or otherwise, as obligor, guarantor or otherwise; (c) commitments by which the Company assures a creditor against loss, including, without limitation, contingent reimbursement obligations with respect to letters of credit; (d) obligations of the Company which are evidenced by notes, acceptances or other instruments; (e) indebtedness guaranteed in any manner by the Company, including, without limitation, guaranties in the form of an agreement to repurchase or reimburse; (f) obligations under leases which are or should be, in accordance with GAAP, recorded as capital leases for which obligations the Company is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations the Company assures a creditor against loss; (g) unfunded obligations of the Company to any Employee Plan; (h) liabilities secured by any Lien on any Property owned by the Company even though it has not assumed or otherwise become liable for the payment thereof; and (i) other liabilities or obligations of the Company which would, in accordance with GAAP, be included on the liability portion of a balance sheet; provided that Holding Company Indebtedness shall not include any liabilities incurred by the Company in the ordinary course of business including without limitation liabilities arising under rate management transactions or other financial contracts that are entered into in the ordinary course of business and are non-speculative in nature and other liabilities which do not exceed $1,000,000.

“Indebtedness” shall mean all (a) indebtedness of the Company or a Subsidiary for borrowed money; (b) indebtedness for the deferred purchase price of property or services for which the Company or a Subsidiary is liable, contingently or otherwise, as obligor, guarantor or otherwise; (c) commitments by which the Company or a Subsidiary assures a creditor against loss, including, without limitation, contingent reimbursement obligations with respect to letters of credit; (d) obligations of the Company or a Subsidiary which are evidenced by notes, acceptances or other instruments; (e) indebtedness guaranteed in any manner by the Company or a Subsidiary, including, without limitation, guaranties in the form of an agreement to repurchase or reimburse; (f) obligations under leases which are or should be, in accordance with GAAP, recorded as capital leases for which obligations the Company or a Subsidiary is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations the Company assures a creditor against loss; (g) unfunded obligations of the Company or a Subsidiary to any Employee Plan; (h) liabilities secured by any Lien on any Property owned by the Company or any Subsidiary even though it has not assumed or otherwise become liable for the payment thereof; and (i) other liabilities or obligations of the Company and its Subsidiaries which would, in accordance with GAAP, be included on the liability portion of a balance sheet; provided that Indebtedness shall not include any liabilities incurred by the Company or any Subsidiary in the ordinary course of business, including without limitation deposits and liabilities arising under rate management transactions or other financial contracts that are entered into in the ordinary course of business and are non-speculative in nature.

“Indemnitee” has the meaning set forth in Section 5.9 hereof.

“Investment Balance” shall mean, with respect to any Fiscal Quarter, the average aggregate balance of U.S. Bank National Association convertible money market deposit account and Eurodollar investments held by the Company and each Bank Subsidiary with Lender during such Fiscal Quarter, which investments are subject to partial or total redemption at the option of the investor by not less than thirty-one (31) calendar days prior oral and written notification to the Lender.

“Lender” has the meaning set forth in the preamble to this Agreement.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, collateral deposit arrangement, encumbrance, lien (statutory or other), deed of trust, charge, preference, priority, security interest or other security agreement or preferential arrangement of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction.

“Loan Request” shall mean a Loan request completed by the Company substantially in the form of Exhibit A hereto.

“Loan Account” shall mean an account on the books of the Lender in which the Lender will record, pursuant to Section 2.3, the Obligations, payments made upon the Obligations, and other advances, debits and credits pertaining to the Obligations or the Collateral, if any.

“Loan Loss Reserves” shall mean, as of any date of determination, the loan loss reserves of the Company and the Subsidiaries on a consolidated basis as of such date.

“Loans” shall mean the Revolving Loans.

“Material” shall mean having or relating to meaningful consequences, and for purposes of this Agreement shall be determined reasonably in light of the facts and circumstances of the matter in question.  The term “Materially” shall have a correlative meaning.

“Material Adverse Effect” shall mean (a) a Default, (b) a Materially adverse change in the business, Property, operations, or financial condition of the Company or SouthState Bank, (c) the termination of any Material agreement to which the Company or any Subsidiary is a party which would have a Material adverse effect on the Company and its Bank Subsidiaries, taken as a whole, (d) any Material impairment of the right to carry on the business as now or proposed to be conducted by the Company or any Subsidiary, which would have a Material effect on the Company and its Subsidiaries, taken as a whole, or (e) any Material impairment of the ability of the Company and its Subsidiaries, taken as a whole, to perform the Obligations under this Agreement or the

Related Documents.  A Material Adverse Effect shall be deemed to have occurred if the cumulative effect of an individual event and all other then existing events would result in a Material Adverse Effect.

“Maximum Available Commitment” shall mean an amount, if any, equal to the excess of the Revolving Loan Commitment minus the outstanding principal amount of all Revolving Loans.

“Monthly Reset Term SOFR Rate” means the greater of (a) zero and (b) the one-month forward-looking term rate based on SOFR quoted by the Lender from the Term SOFR Administrator’s Website (or other commercially available source providing such quotations as may be selected by the Lender from time to time), which shall be that one-month Term SOFR rate in effect two New York Banking Days prior to the Rate Adjustment Date, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation; provided that if the Term SOFR rate is not published on such New York Banking Day due to a holiday or other circumstance that the Lender deems in its sole discretion to be temporary, the applicable Term SOFR rate shall be the Term SOFR rate last published prior to such New York Banking Day. If the initial Loan under this Agreement occurs other than on the Rate Adjustment Date, the initial one-month Term SOFR rate shall be that one-month Term SOFR rate in effect two New York Banking Days prior to the later of (a) the immediately preceding Rate Adjustment Date and (b) the Closing Date, which rate plus the percentage described above shall be in effect until the next Rate Adjustment Date.

“Negative Pledge Agreement” shall mean the Negative Pledge Agreement, in the form of Exhibit D hereto, by and between the Company and the Lender, as amended, supplemented, modified, extended or restated from time to time, pursuant to which the Company shall agree not to pledge or grant a lien on the stock of any Bank Subsidiary to any Person.

“Net Income” shall mean, for any period, the net after-tax income of the Company, excluding the after-tax effect of the sum of (a) gains or losses resulting from the sale of investments or other capital assets (other than transactions in the ordinary course of business), (b) gains or expenses on acquisitions arising from the acquisition method of accounting for business combinations, and (c) one time charges or expenses related to the merger of the Company and CenterState Bank Corporation, including without limitation transaction expenses and loan write-downs required in accordance with GAAP in accordance with the Day 2 CECL Provision of Acquisition Accounting.

“New York Banking Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.

Non-Acquired Asset Amount” shall mean, of each Bank Subsidiary as of any date of determination, an amount equal to the Non-Performing Loan Amount of such Bank Subsidiary as of such date, plus the OREO Amount of such Bank Subsidiary as of such date.

“Non-Performing Assets to Tangible Capital Ratio” shall mean, as of any date of determination, the ratio, expressed as a percentage, of (a) the Non-Performing Asset Amount of the Company and the Bank Subsidiaries as of such date to (b) the Tangible Capital of the Company and the Bank Subsidiaries as of such date, in each case determined on a consolidated basis.

‘“Non-Performing Loan Amount” shall mean, of each Bank Subsidiary as of any date of determination, an amount equal to (a) the aggregate principal amount (including any capitalized interest) of all non-accruing loans of such Bank Subsidiary as of such date, plus (b) the aggregate principal amount of all loans of such Bank Subsidiary that are ninety (90) days or more past due and still accruing as of such date, minus (c) the aggregate principal amount set forth in item 11.f. (Columns B and C) on Schedule RC-N of the quarterly Consolidated Reports of Condition and Income for a Bank with Domestic Offices Only – Federal Financial Institution Examination Counsel Form 041 most recently filed by such Bank Subsidiary with the appropriate Regulatory Authorities.

“Notes” shall mean the Revolving Credit Note, and any note(s) or obligation(s) issued in substitution, replacement, renewal, amendment or restatement thereof.

“Obligations” shall mean the Revolving Loans, all mandatory prepayments, all costs and expenses payable to the Lender hereunder or under the Related Documents, all liabilities of the Company to the Lender under this Agreement and the Related Documents, and all other Holding Company Indebtedness of the Company to the Lender and its Affiliates, whether or not evidenced by this Agreement or the Related Documents, including, without limitation, all liabilities under Rate Management Transactions; provided that for the avoidance of doubt, only liabilities and Holding Company Indebtedness of the Company, and not any liabilities or Indebtedness of any Subsidiary of the Company, shall be included as Obligations.

“OCC” shall mean the Office of the Comptroller of the Currency and any successor thereof.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“OREO Amount” shall mean, of each Bank Subsidiary as of any date of determination, 100% of the aggregate principal amount set forth in item 3.f.  on Schedule RC-M of the quarterly Consolidated Reports of Condition and Income for A Bank with Domestic Offices Only – Federal Financial Institution Examination Counsel Form 041 most recently filed by such Bank Subsidiary with the appropriate Regulatory Authorities, minus the aggregate principal amount set forth in item 13.b.7. on Schedule RC-M of the quarterly Consolidated Reports of Condition and Income for a Bank with Domestic Offices Only – Federal Financial Institution Examination Counsel Form 041 most recently filed by such Bank Subsidiary with the appropriate Regulatory Authorities.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, and any successor thereof.

“Permitted Liens” shall mean: (a) Liens for Taxes, assessments, or governmental charges, carriers’, warehousemen’s, repairmen’s, mechanics’, materialmen’s and other like Liens, which are either not delinquent or are being contested in good faith by appropriate proceedings which will prevent foreclosure of such Liens, and against which adequate cash reserves have been provided; (b) easements, restrictions, minor title irregularities and similar matters which have no Material adverse impact upon the ownership and use of the affected Property; (c) Liens or deposits in connection with worker’s compensation, unemployment insurance, social security or other insurance or to secure customs duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids, other than contracts for the payment of money borrowed, or deposits required by law as a condition to the transaction of business or other Liens or deposits of a like nature made in the ordinary course of business; (d) Liens in favor of the Lender pursuant to the Related Documents; (e) Liens evidenced by conditional sales, purchase money mortgages or other title retention agreements on machinery and equipment (acquired in the ordinary course of business and otherwise permitted to be acquired hereunder) which are created at the time of the acquisition of Property solely for the purposes of securing the Indebtedness incurred to finance the cost of such Property, provided no such Lien shall extend to any Property other than the Property so acquired and identifiable proceeds; (f) government deposit security pledges; (g) liens and pledges made in connection with repurchase agreements entered into by any Bank Subsidiary; (h) Liens existing on any asset of any Person at the time such Person is acquired by or is combined with any of the Company’s Subsidiaries, provided the Lien was not created in contemplation of that event; (i) Liens on Property required by Regulation W promulgated by the Federal Reserve System; (j) Liens in the ordinary course of business in favor of any Federal Reserve Bank or the United States Treasury; (k) Liens in the ordinary course of business in favor of any Federal Home Loan Bank; (l) Liens not otherwise permitted by the foregoing clauses of this definition securing Indebtedness (other than indebtedness represented by the Notes) in an aggregate principal amount at any time outstanding not to exceed $50,000,000; (m) Liens incidental to the conduct of business or ownership of Property of any of the Company’s Subsidiaries which do not in the aggregate Materially detract from the value of the Property of the Company’s Subsidiaries or Materially impair the use thereof in business operations; and (n) Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any of the foregoing Liens.

“Person” shall mean an individual, partnership, corporation, limited liability company, partnership, firm, enterprise, business trust, joint stock company, trust, unincorporated association, joint venture, Government Authority or other entity of whatever nature.

“Prime Rate” shall mean the interest rate publicly announced by the Lender from time to time in Minneapolis, Minnesota as its prime rate for interest rate determinations, which is solely a reference rate and may be at, above or below the rate or rates at which the Lender lends to other Persons.  Any change in the Prime Rate shall become effective as of the opening of business on the day on which such change is publicly announced by the Lender.

“Property” shall mean any interest of any Person of any kind in property or assets, whether real, personal, mixed, tangible or intangible, wherever located, and whether now owned or subsequently acquired or arising and in the products, proceeds, additions and accessions thereof or thereto.

“Rate Adjustment Date” means the first day of each month.

“Rate Management Transaction” shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into between the Company and the Lender or any of its Affiliates which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Regulatory Authority” shall mean any state, federal or other Government Authority, agency or instrumentality, including, without limitation, the FDIC, the Federal Reserve Board, the OCC, and the Securities and Exchange Commission, responsible for the examination and oversight of the Company and each Bank Subsidiary.

“Related Documents” shall mean the Revolving Credit Note, the Negative Pledge Agreement, and all other instruments, agreements, certificates, and other documents executed by or on behalf of the Company, any Subsidiary or any guarantor in connection with any of the Obligations or the transactions contemplated under this Agreement, all as amended, supplemented, modified or extended from time to time.

“Requirements of Law” shall mean as to any matter or Person, the Certificate or Articles of Incorporation and Bylaws or other organizational or governing documents of such Person, and any law (including, without limitation, any Environmental Law), ordinance, treaty, rule, regulation, order, decree, determination or other requirement having the force of law relating to such matter or Person and, where applicable, any interpretation thereof by any Government Authority.

“Restricted Payments” shall mean (a) dividends or other distributions by the Company or any Subsidiary based upon the equity interests of the Company or any Subsidiary (except (i) dividends payable to the Company or any Subsidiary by any Subsidiary and (ii) dividends payable solely in equity interests of the Company), (b) any other distribution by the Company in respect of the equity interests of the Company, whether now or hereafter outstanding, either directly or indirectly, whether in cash or property or otherwise, and (c) payment of management fees by the Company or any Subsidiary to any Affiliate, either directly or indirectly, whether in cash or property or otherwise (but excluding (i) management fees paid among the Company and its Subsidiaries in the ordinary course of business, (ii) fees paid by and among the Company and its Subsidiaries consistent with past practices, and (iii) payments by the Company and its Subsidiaries pursuant to the Company’s or such Subsidiaries’ Supplemental Executive Retirement Plans, provided such payments are consistent with past practices).

“Revolving Credit Note” shall mean the promissory note from the Company to the Lender in the form of Exhibit B evidencing the Revolving Loans, as amended, supplemented, modified, extended or restated from time to time.

“Revolving Loan Commitment” shall mean an aggregate principal amount not to exceed $100,000,000.

“Revolving Loans” shall mean the loans to the Company pursuant to Section 2.1 of this Agreement and evidenced by the Revolving Credit Note.

“Sanctions” means economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC, the U.S. Department of State, or the U.S. Department of Commerce, or any other relevant Government Authority.

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, territory or government (currently, Cuba, Iran, Burma, North Korea, Sudan, and Syria).

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including: (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by OFAC, the U.S. Department of State, or the U.S. Department of Commerce), or any other relevant Government Authority; (b) any Person located, organized or resident in, or any Government Authority of, a Sanctioned Country; or (c) any Person 25% or more directly or indirectly owned by, controlled by, or acting for the benefit or on behalf of, any Person described in clauses (a) or (b) hereof.

“SOFR” means the secured overnight financing rate which is published by the Board or any committee convened by the Board and available at www.newyorkfed.org.

“SouthState Bank” shall mean SouthState Bank, National Association, a national banking association.

“Subsidiary” shall mean as to any Person, a corporation, limited liability company, partnership, association, joint venture or other entity of which shares of stock, membership interests or other voting interests having voting power (other than stock having such power only by reason of the happening of a contingency that has not occurred) sufficient to elect a majority of the board of directors or other managers of such entity are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, the term “Subsidiary” shall mean a Subsidiary of the Company and shall include all Bank Subsidiaries.

“Tangible Capital” shall mean, as of any date of determination, total common stockholders’ equity plus preferred stock plus capital notes and debentures plus Loan Loss Reserves minus intangible assets, in each case of the Company and the Subsidiaries on a consolidated basis as of such date.

“Tax” shall mean any Federal, State or foreign tax, assessment or other governmental charge or levy (including any withholding tax) upon a Person or upon its assets, revenues, income or profits.

“Term SOFR” means a forward-looking term rate based on SOFR and recommended by the Board.

“Term SOFR Administrator’s Website” means the website or any successor source for Term SOFR identified by CME Group Benchmark Administration Ltd. (or a successor administrator of Term SOFR).

“Termination Date” shall mean November 14, 2022, or, in any case, such earlier date on which the Obligations shall terminate as provided in this Agreement.

“Total Risk-Based Capital Ratio” shall mean, as of any date of determination, the Total Risk-Based Capital Ratio of the Company and the Subsidiaries on a consolidated basis for such date, determined in accordance with the rules and regulations of the appropriate Regulatory Authority as from time to time in effect, and any successor or other regulation or official interpretation of said Regulatory Authority relating thereto.

“Trust Preferred Indebtedness” shall mean any Indebtedness issued by the Company or any Subsidiary that qualifies as Tier 1 Capital or Tier 2 Capital.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect and codified in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Lender’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

1.2Accounting and Financial Determinations.
(a)To the extent applicable and except as otherwise specified in this Agreement, where the character or amount of any asset or liability or item of income or expense is required to be determined, or any accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall be made on a consolidated basis so as to include Company and each Subsidiary of the Company in each such calculation and shall be made in accordance with GAAP; provided, however, that if any change in GAAP from those applied in the preparation of the financial statements referred to in Section 5.3 is occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the Securities and Exchange Commission (or its boards or committees or successors thereto or agencies with similar functions), the initial announcement of which change is made after the date hereof, results in a change in the method of calculation of financial covenants, standards or terms found in Section 5, the parties hereto agree to enter into good faith negotiations in order to amend such provisions so as to reflect such changes with the desired result that the criteria for evaluating the Company’s financial condition shall be the same after such changes as if such changes had not been made; and provided, further, that until such time as the parties hereto agree upon such amendments, such financial covenants, standards and terms shall be construed and calculated as though no change had taken place.
(b)All regulatory determinations and calculations made in connection with the determination of the status of the Company and any Bank Subsidiary as well capitalized under

Section 5.10 hereof, shall be made in accordance with the laws, rules, regulations and interpretations thereof by the Government Authority charged with interpretations thereof, as in effect on the date of such determination or calculation, as the case may be.
(c)When used herein, the term “financial statement” shall include balance sheets, statements of earnings, statements of stockholders’ equity, statements of cash flows and the notes and schedules thereto, and each reference herein to a balance sheet or other financial statement of the Company shall be to a statement prepared on a consolidated basis, unless otherwise specified.
1.3Interpretation.  The words “hereof,” “herein” and “hereunder” and words of a similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Section, Schedule and Exhibit references contained in this Agreement are references to sections, schedules and exhibits in or to this Agreement unless otherwise specified.  Any reference in any Section or definition to any clause is, unless otherwise specified, to such clause of such Section or definition.
1.4Other Terms.  Except as otherwise specifically provided, each accounting term used herein shall have the meaning given to it under GAAP, and all other terms contained in this Agreement (and which are not otherwise specifically defined herein) shall have the meanings provided in the UCC to the extent the same are used or defined therein unless the context otherwise requires.  Terms defined in other Sections of this Agreement shall have the meanings set forth therein.
SECTION 2	AMOUNTS AND TERMS OF OBLIGATIONS
2.1Revolving Loans.
(a)Prior to the Termination Date, the Lender agrees, on the terms and conditions set forth in this Agreement to make to the Company Revolving Loans from time to time in amounts not to exceed in the aggregate at any one time outstanding the Revolving Loan Commitment.  Subject to the terms of this Agreement, the Company may borrow, prepay (in whole or in part) and reborrow the Revolving Loans prior to (but not on) the Termination Date.  The Revolving Loans made by the Lender shall be evidenced by the Revolving Credit Note.
(b)Prior to an Event of Default, and except as otherwise provided herein, each Revolving Loan shall accrue interest on the unpaid principal balance before maturity (whether upon demand, acceleration, default or otherwise) at an annual rate equal to the Applicable Margin plus Monthly Reset Term SOFR Rate, adjusted for any reserve requirement and any subsequent costs arising from a Change in Law. Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error.  Interest shall be computed daily based on the actual number of days elapsed and a year of 360 days.
(c)From the date of the first Revolving Loan and until all Revolving Loans are paid in full, the Company shall pay to the Lender all accrued and unpaid interest on each Revolving Loan on the first day of each month; provided that accrued and unpaid interest during the occurrence and continuation of an Event of Default shall be payable upon demand.  The Lender may debit to the Company’s Loan Account all unpaid and accrued interest on the Revolving Loans when due without prior notice to or consent of the Company.
(d)Notwithstanding anything to the contrary herein, all outstanding unpaid principal and accrued interest on the Revolving Loans shall be due and payable to the Lender on the Termination Date.
(e)The Company may obtain Revolving Loans by submitting a Loan Request in writing, including but not limited to submissions via facsimile, emails and/or documents in electronic format.  Such request shall be received by the Lender by 2:00 p.m. (New York time) two (2) New York Banking Days before the Borrowing Date set forth in the Loan Request and shall specify (i) such Borrowing Date, and (ii) the amount of the Revolving Loan requested.  Once submitted, each Loan Request shall be irrevocable and no Loan Request may be modified, altered or amended without the prior written consent of the Lender.  Each Revolving Loan shall be in the principal amount of the lesser of (i) $100,000 or a multiple thereof, and (ii) the Maximum Available Commitment.  Upon fulfillment of the conditions specified in Section 4 hereof, the Lender shall promptly deposit the amount of such Revolving Loan in the operating account of the Company maintained with the Lender.
2.2Interest After Default.  After and during the existence of an Event of Default, each of the Obligations shall bear interest at the rate of three percent (3%) per annum in excess of the applicable rates set forth in this Agreement.  In no event shall the interest rate under the Notes exceed the highest rate permitted by law.
2.3Loan Account.  The Lender will enter as a debit to the Loan Account the aggregate principal amount of each Obligation as disbursed or issued from time to time.  The Lender shall also record in the Loan Account, in accordance with the Lender’s customary accounting practices, all accrued interest and all other charges, expenses and other items properly chargeable to the Company hereunder or under the Related Documents, all payments made by the Company with respect to the Obligations, and all other debits and credits.  Once each month, the Lender shall render a statement of account of the Loan Account (including a statement of the outstanding principal balance of the Loans, accrued and unpaid interest on the Loans, accrued fees and expenses and the applicable interest rate for each Loan) which statement shall be considered correct and conclusively binding upon the Company absent manifest error.  Notwithstanding the foregoing, neither the failure to make any such debit or recordation nor any error in any such entry shall affect the Revolving Credit Commitment or the Obligations in respect of any applicable Loans.
2.4Payments.  All payments by the Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff, counterclaim, reduction or deduction, and free of any restriction or condition, and delivered to the Lender not later than 12:00 noon (New York time) on the date due at the U.S.  Bank, N.A., 425 Walnut, Cincinnati, OH 45202, ABA #042000013, GL#2574310, Account # 21606002574310, it being understood and agreed that funds received by the Lender after such time on any date shall be deemed to have been paid by the Company on the next succeeding Business Day.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day in Dollars in same day funds, and such extension of time shall in such case be included in the computation of payment of interest on the Notes.  The Lender may debit to the depository accounts maintained by the Company with the Lender all payments on the Obligations when due without prior notice to or consent of the Company.
2.5Prepayments.
(a)Optional Prepayments.  Subject only to the payment of any amounts required by Section 2.6 hereof, the Company may, at its option and at any time, prepay the Obligations in whole or in part; provided, however, that (i) the Bank shall have received from the Company notice of such prepayment (which shall be irrevocable and shall specify the Loan and the amount to be prepaid and the date of such prepayment) not later than 3:00 p.m. on a Business Day that is at least three (3) Business Day’s prior to the date specified in such notice for prepayment, and (ii) any prepayment of a Loan shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof, or, if less, the entire principal amount thereof then outstanding.
(b)Mandatory Prepayment.  At any time that the aggregate principal amount of Revolving Loans outstanding hereunder exceeds the Revolving Loan Commitment, the Company shall immediately pay the amount of such excess in immediately available funds, together with interest accrued on the amount of such payment.
2.6Effect of Change in Law.  If there shall occur any Change in Law which shall have the effect of imposing on Lender (or Lender’s holding company) any increase or expansion of or any new: Tax (excluding Taxes on its overall income and franchise taxes), charge, fee, assessment or deduction of any kind whatsoever, or reserve, capital adequacy, special deposits or similar requirements against credit extended by, assets of, or deposits with or for the account of Lender or other conditions affecting the extensions of credit under this Agreement; then Borrower shall pay to Lender such additional amount as Lender deems necessary to compensate Lender for any increased cost to Lender attributable to the extension(s) of credit under this Agreement and/or for any reduction in the rate of return on Lender’s capital and/or Lender’s revenue attributable to such extension(s) of credit. “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any material law, rule, regulation or treaty, (b) any change in any material law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority or (c) the making or issuance of any  material rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Lender for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued. Lender’s determination of the additional amount(s) due under this paragraph shall be binding in the absence of manifest error, and such amount(s) shall be payable within 15 days of demand and, if recurring, as otherwise billed by Lender. Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation.

2.7Taxes; Withholding, Etc. (a) If any Tax is required to be withheld or deducted from, or is otherwise payable by the Company in connection with, any payment due to the Lender under this Agreement or the Related Documents, the Company (a) shall, if required, withhold or deduct the amount of such Tax from such payment and, in any case, pay such Tax to the appropriate taxing authority in accordance with applicable law and (b) shall pay to the Lender (i) such additional amounts as may be necessary so that the net amount received by the Lender with respect to such payment, after withholding or deducting all Taxes required to be withheld or deducted, is equal to the full amount payable under this Agreement or the Related Documents and (ii) an amount equal to all Taxes payable by the Lender as a result of payments made by the Company (whether to a taxing authority or to the Lender) pursuant to this Section 2.7.  If any Tax is withheld or deducted from, or is otherwise payable by the Company in connection with, any payment due to the Lender under this Agreement or the Related Documents, the Company shall, within 30 days after the date of such payment, furnish to the Lender the original or a certified copy of a receipt for such Tax from the applicable taxing authority.  If any payment due to the Lender under this Agreement or the Related Documents is or is expected to be made without withholding or deducting therefrom, or otherwise paying in connection therewith, any Tax payable to any taxing authority, the Company shall, within 30 days after any request from the Lender, furnish to the Lender a certificate from such taxing authority, or an opinion of counsel acceptable to the Lender, in either case stating that no Tax payable to such taxing authority was or is, as the case may be, required to be withheld or deducted from, or otherwise paid by the Company in connection with, such payment.
2.8No Obligation to Extend or Forbear.  The Company acknowledges and agrees that the Lender: (a) upon execution hereof, has no duty or obligation of any kind to, and has made no representations of any kind or nature that the Lender will, extend credit or any other kind of financial accommodations to the Company after the Termination Date, or forbear at any time from the exercise of any of its rights or remedies under this Agreement, the Related Documents and applicable law; and (b) may at any time, in its sole and absolute discretion, exercise whatever rights and, during the existence of an Event of Default, remedies the Lender may have under this Agreement, the Related Documents and applicable law.  All Obligations shall be due in full on the Termination Date without further notice or demand.
2.9SOFR Unavailability.  If the Lender has determined in its sole discretion that (i) the administrator of Term SOFR, or any relevant agency or authority for such administrator, of Term SOFR (or any substitute index which replaces Term SOFR (Term SOFR or such replacement, the “Benchmark”)) has announced that such Benchmark will no longer be provided, (ii) any relevant agency or authority has announced that such Benchmark is no longer representative, or (iii) any similar circumstance exists such that such Benchmark has become permanently unavailable or ceased to exist, the Lender will (x) replace such Benchmark with a replacement rate or (y) if any such circumstance applies to fewer than all tenors of such Benchmark used for determining an interest period hereunder, discontinue the availability of the affected interest periods. In the case of Term SOFR, such replacement rate will be Daily Simple SOFR. In the case of a replacement rate other than Term SOFR, the Lender may add a spread adjustment selected by the Lender, taking into consideration any selection or recommendation of a replacement rate by any relevant agency or authority, and evolving or prevailing market practice. In connection with the selection and implementation of any such replacement rate, the Lender may make any technical, administrative or operational changes that the Lender decides may be appropriate to reflect the adoption and implementation of such replacement rate. Without limitation of the foregoing, in the case of a transition to Daily Simple SOFR, the Lender will remove any option to select another rate that may change or is reset on a daily basis, including, without limitation, the Lender’s prime rate. The Lender does not warrant or accept any responsibility for the administration or submission of, or any other matter related to, Term SOFR or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation whether any such alternative, successor or replacement rate will have the same value as, or be economically equivalent to, Term SOFR.
SECTION 3	REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement and make and incur the Obligations as herein provided, the Company hereby represents and warrants to the Lender as follows:

3.1Organization, Qualification and Subsidiaries.  The Company is lawfully existing and in good standing as a South Carolina corporation.  The Company and each Subsidiary are lawfully existing and in good standing under the laws of their respective jurisdiction of incorporation or organization, and are duly qualified, in good standing and authorized to do business in each jurisdiction where failure to do so might have a Material adverse impact on the consolidated assets, financial condition or operations of such Subsidiary or the Company.  The Company has the corporate power and authority and all necessary licenses, permits and franchises to borrow hereunder, and the Company and each Subsidiary has the corporate power and authority and all necessary licenses, permits and franchises to own its assets and conduct its business as presently conducted.  All of the issued and outstanding capital stock of the Company and each of its Subsidiaries has been validly issued and is fully paid and non-assessable.  Except as set forth on Schedule 3.1 hereto, as of the date hereof, (a) the Company has no Subsidiaries; and (b) the Company does not own, directly or indirectly, more than 1% or $250,000 in fair market value, whichever is greater, of the total outstanding shares of any class of capital stock of any other Person.

(b)If a payment made to any participant under Section 8.2(b) (a “Participant”) under any this Agreement or any Related Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Participant were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Participant shall deliver to the Company and the Lender at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Lender such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Lender as may be necessary for the Company and the Lender to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (b), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

3.2Financial Statements.  The Company’s (a) year-end audited financial statements for December 31, 2020, audited by Dixon Hughes Goodman LLC, and (b) unaudited financial statements for the nine-month period ended September 30, 2021, were prepared in accordance with

GAAP consistently applied throughout the applicable period, excepting any change in accounting methodology and/or business combination reporting resulting from the adoption of new accounting guidance, and present fairly in all Material respects the financial condition of the Company and its consolidated Subsidiaries as of such dates and the results of its operations and cash flows for the periods then ended.  The balance sheets and footnotes thereto show all known Material liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the respective dates thereof in accordance with GAAP.  There has been no Material Adverse Effect since the date of the latest of such statements.  The Fiscal Year of the Company and each Subsidiary begins on January 1.
3.3Authorization.  The making, execution, delivery and performance of this Agreement and the Related Documents by the Company have each been duly authorized by all necessary corporate action.  The valid execution, delivery and performance of this Agreement, the Related Documents and the transactions contemplated hereby and thereby, are not and will not be subject to any approval, consent or authorization of any Government Authority.  This Agreement and the Related Documents are the valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except to the extent enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect which affect creditors’ rights generally; (b) legal and equitable limitations on the availability of injunctive relief, specific performance, and other equitable remedies, and (c) general principles of equity and applicable laws or court decisions limiting the enforceability of particular provisions.
3.4Absence of Conflicting Obligations.  The making, execution, delivery and performance of this Agreement and the Related Documents, and compliance with their respective terms, do not violate or constitute a default, breach or violation under any Requirements of Law or any covenant, indenture, deed, lease, contract, agreement, mortgage, deed of trust, note or instrument to which the Company or any of its Subsidiaries is a party or by which it is bound.
3.5Taxes.  The Company and each Subsidiary have filed all federal, state, foreign and local Tax returns which were required to be filed, except those returns for which the due date has been validly extended.  The Company and each Subsidiary have paid or made provisions for the payment of all Taxes, assessments, fees and other governmental charges owed, and no Material Tax deficiencies have been assessed, or to the Company’s knowledge, proposed or threatened against the Company or its Subsidiaries.  The federal income Tax liability of the Company and its Subsidiaries has been paid for all taxable years up to and including the taxable year ended December 31, 2020, and there is no pending or, to the Company’s knowledge, threatened Material Tax controversy or dispute as of the date hereof.
3.6Absence of Litigation.  There is no pending or, to the knowledge of the Company, threatened litigation or administrative proceeding at law or in equity which would, if adversely determined, result in a Material Adverse Effect, and, to the Company’s knowledge, there are no presently existing facts or circumstances likely to give rise to any such litigation or administrative proceeding.
3.7Accuracy of Information.  All information, certificates or statements given or made by or on behalf of the Company to the Lender in writing in connection with or pursuant to this

Agreement and the Related Documents were accurate, true and complete in all Material respects when given, continue to be accurate, true and complete in all Material respects as of the date hereof (except for information, certificates or statements which speak as of a specific date), and do not contain any untrue statement or omission of a Material fact necessary to make the statements herein or therein not misleading.  There is no fact known to the Company on the date of execution and delivery of this Agreement which is not set forth in this Agreement, the Related Documents or other documents, certificates or statements furnished to the Lender by or on behalf of the Company in connection with the transactions contemplated hereby and which will, or which in the future may (so far as the Company can reasonably foresee), cause a Material Adverse Effect.
3.8Ownership of Property.  The Company and each of its Subsidiaries has good and marketable title to all of its Material Property, including, without limitation, the Property reflected in the Company’s consolidated balance sheets most recently delivered to or received by the Lender.  There are no Material Liens of any nature on any of the Property of the Company and its Subsidiaries except Permitted Liens.  All Property useful or necessary in the Company’s and its Subsidiaries’ business, whether leased or owned, is in adequate condition and, to the Company’s knowledge conforms to all applicable Requirements of Law in all Material respects.  The Company and each Subsidiary owns (or is licensed to use) and possesses all such patents, trademarks, trade names, service marks, copyrights and rights with respect to the foregoing as are reasonably necessary for the conduct of the businesses of the Company and such Subsidiaries as now conducted and proposed to be conducted without, individually or in the aggregate, any infringement upon rights of other Persons.
3.9Federal Reserve Regulations.  The Company and its Subsidiaries will not, directly or indirectly, use any proceeds of the Obligations to: (a) purchase or carry any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R.  221, as amended); (b) extend credit to other Persons for any such purpose or refund Indebtedness originally incurred for any such purpose, except in compliance with all Requirements of Law; or (c) otherwise take or permit any action which would involve a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation of the Board of Governors of the Federal Reserve System.
3.10ERISA.  The Company and each of its Subsidiaries and anyone under common control with the Company under Section 4001(b) of ERISA is in compliance in all Material respects with the applicable provisions of ERISA and, except where any such occurrence would not cause a Material Adverse Effect: (a) no “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Code has occurred; (b) no “reportable event” as defined in Section 4043 of ERISA has occurred; (c) no “accumulated funding deficiency” as defined in Section 302 of ERISA (whether or not waived) has occurred; (d) there are no unfunded vested liabilities of any Employee Plan administered by the Company or its Subsidiaries; and (e) the Company and its Subsidiaries or the plan sponsor have timely filed all returns and reports required to be filed for each Employee Plan.
3.11Places of Business.  As of the date hereof, the principal place of business and chief executive office of the Company is located at the address specified in Section 8.8 for the Company, and the corporate books and records of the Company are located and hereafter shall continue to be located at the Company’s principal place of business and chief executive office.

3.12Other Names.  Except as provided on Schedule 3.12 hereto, the business conducted by the Company (and not of its Subsidiaries) has not been conducted under any other corporate, trade or fictitious name during the last five years, and following the date hereof the Company will not conduct its business under any other corporate, trade or fictitious name unless the Company shall have delivered at least ten (10) days’ prior written notice to the Lender of such name change.
3.13Not an Investment Company.  The Company is not (a) an “investment company” or a company “controlled by an investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) a “holding company” or a “subsidiary” of a “holding company” or an “affiliate of a “holding company” within the meaning of the Public Utility Holding Company Act of 2005.
3.14No Defaults.  Neither the Company nor any Subsidiary is in default under or in violation of (a) any Requirements of Law, (b) any covenant, indenture, deed, lease, agreement, mortgage, deed of trust, note or other instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound, or to which any of its Property is subject, or (c) any Indebtedness; or if any default or violation under Sections 3.14(a), (b) or (c) exists, the failure to cure such default or violation would not result in a Material Adverse Effect.
3.15Environmental Laws.  The business of the Company and each of its Subsidiaries has been operated in all Material respects in compliance with all Environmental Laws and neither the Company nor any Subsidiary is subject to any known Environmental Liability relating to the conduct of its business or the ownership of its Property and no facts or circumstances are known by the Company to exist which could give rise to such Environmental Liabilities, except for such Environmental Liabilities that in the aggregate would not cause a Material Adverse Effect.  No notice has been served on the Company or any Subsidiary claiming any violation of Environmental Laws, asserting Environmental Liability or demanding payment or contribution for Environmental Liability or violation of Environmental Laws which would cause a Material Adverse Effect.
3.16Labor Matters.  There are no labor disputes between the Company or any Subsidiary, and any of its employees which individually or in the aggregate, if resolved in a manner adverse to the Company or a Subsidiary, would result in a Material Adverse Effect.
3.17Restricted Payments.  Other than declared dividends and distributions consistent with the Company’s past practices or as otherwise permitted under this Agreement, the Company has not, since the date of the most recent financial statements referred to in Section 3.2 and as of the date hereof, made any Restricted Payments.
3.18Solvency.  The Company is not “insolvent,” nor will the Company’s incurrence of loans, direct or contingent, to repay the Obligations render the Company “insolvent.”  For purposes of this Section 3.18, a corporation is “insolvent” if (i) the “present fair salable value” (as defined below) of its assets is less than the amount that will be required to pay its probable liability on its existing debts and other liabilities (including contingent liabilities) as they become absolute and matured; (ii) its property constitutes unreasonably small capital for it to carry out its business as now conducted and as proposed to be conducted including its capital needs; (iii) it intends to, or believes that it will, incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by it and amounts to be payable on or in respect of debt of it), or the cash available to it after taking into account all of its other anticipated uses of the cash is anticipated to be insufficient to pay all such amounts on or in respect of its debt when such amounts are required to be paid; or (iv) it believes that final judgments against it in actions for money damages will be rendered at a time when, or in an amount such that, it will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered), or the cash available to it after taking into account all other anticipated uses of its cash, is anticipated to be insufficient to pay all such judgments promptly in accordance with their terms.  For purposes of this Section 3.18, the following definitions shall apply: (x) the term “debts” includes any legal liability, whether matured or unmatured, liquidated, absolute, fixed or contingent, (y) the term “present fair salable value” of assets means the amount which may be realized, within a reasonable time, either through collection or sale of such assets at their regular market value and (z) the term “regular market value” means the amount which a capable and diligent businessman could obtain for the property in question within a reasonable time from an interested buyer who is willing to purchase under ordinary conditions.
3.19Bank Holding Company.  The Company has complied in all Material respects with all applicable federal, state and local laws pertaining to financial holding companies, including without limitation the, Bank Holding Company Act of 1956 (12 U.S.C. § 1841(a)(2)(A) et seq.).
3.20FDIC Insurance.  The deposits held by SouthState Bank are insured by the FDIC to the maximum extent permitted by applicable federal law, and no event, act or omission has occurred which would adversely affect the status of SouthState Bank as an FDIC-insured bank.
3.21Investigations.  Neither the Company nor any Bank Subsidiary is (a) to the Company’s knowledge, under investigation by any Regulatory Authority or any other Government Authority which would cause a Material Adverse Effect, or (b) is operating under any Material formal or informal restrictions or understandings imposed by or agreed to in connection with any Regulatory Authority or any other Government Authority.
3.22AML Laws; Anti-Corruption Laws and Sanctions.  The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective Affiliates and agents with Anti-Corruption Laws, applicable AML Laws and applicable Sanctions.  None of (a) the Company or any Subsidiary or any of their respective directors or officers, or, to the knowledge of the Company, any of their respective Affiliates, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary or other Affiliate of the Company or such Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, (i) is a Sanctioned Person, or (ii) is in violation of AML Laws, Anti-Corruption Laws, or Sanctions.  No borrowing of a Loan, use of proceeds of a Loan, or other transaction contemplated by this Agreement will cause a violation of AML Laws, Anti-Corruption Laws or applicable Sanctions by any Person participating in the transactions contemplated by this Agreement, whether as lender, borrower, guarantor, agent, or otherwise.  The Company represents that, except as disclosed to the Lender prior to the date of this Agreement, neither it nor any of its Subsidiaries, or, to the knowledge of the Company, any other Affiliate of the Company or such Subsidiary has engaged in or intends to engage in any dealings or transactions with, or for the benefit of, any Sanctioned Person or with or in any Sanctioned Country.
SECTION 4	CONDITIONS PRECEDENT TO OBLIGATIONS
4.1Initial Loan.  In addition to the terms and conditions set forth in Section 4.2, the obligation of the Lender to make the initial Loan is conditioned on the Lender receiving, prior to or on the date of the Lender’s first extension of credit, each of the following items in form, detail and content reasonably satisfactory to the Lender and its counsel:
(a)a duly executed Revolving Credit Note;
(b)a certificate of the secretary or an assistant secretary of each of the Company and SouthState Bank certifying (i) an attached complete and correct copy of its bylaws; (ii) solely in the case of the Company, an attached complete and correct copy of resolutions duly adopted by the Company’s board of directors which have not been amended since their adoption and remain in full force and effect, authorizing the execution, delivery and performance of this Agreement and the Related Documents to which it is a party; (iii) attaching a complete and correct copy of its articles of incorporation or charter and certifying that its articles of incorporation or charter have not been amended since the date of the last date of amendment thereto indicated on the certificate of the secretary of state; and (iv) as to the incumbency and specimen signature of each officer executing this Agreement and all other Related Documents to which it is a party, and including a certification by another officer as to the incumbency and signature of the secretary or assistant secretary executing the certificate;
(c)an opinion of counsel for the Company in form and substance reasonably satisfactory to the Lender and its counsel;
(d)a Certificate of Existence and certified copy of the Articles of Incorporation for the Company issued by the Secretary of State of South Carolina;
(e)certification that there are no (i) Material Liens of record on the Property of the Company only (and not any of its Subsidiaries) other than Permitted Liens and (ii) Material Liens of record on the Property of any Bank Subsidiary other than Permitted Liens; and
(f)a duly executed Negative Pledge Agreement.
4.2Each Loan.  The obligation of the Lender to make each Loan is subject to the satisfaction, on the date of making such Loan, of the following conditions:
(a)receipt by the Lender of a Loan Request executed by the Company;
(b)the Lender shall have determined that since the date of the most recent financial statements referred to in Section 3.2 no event or condition shall have occurred and be continuing that constitutes a Material Adverse Effect;

(c)all of the representations, warranties and acknowledgments of the Company contained in this Agreement and the Related Documents shall be true and accurate in all Material respects as if made on such date (except for representations, warranties and acknowledgments which speak as of a particular date), and each Loan Request submitted by the Company shall constitute an affirmation by the Company that such representations, warranties and acknowledgements are then true and accurate in all Material Respects;
(d)there shall not exist on such date any Default and no Default shall occur as the result of the making or incurring of such Obligation;
(e)the aggregate principal amount of all Revolving Loans outstanding together with the amount of any Revolving Loan requested shall not exceed the Revolving Loan Commitment;
(f)each of the Related Documents shall remain in full force and effect; and
(g)the Company shall not be in default of any agreement of any type with the Lender.
4.3Post-Closing Conditions. On or before the date specified in this Section 4.3 (unless a longer period is agreed to in writing by the Lender), the Company shall satisfy each of the following conditions (and the failure to satisfy any such condition in the time period specified shall constitute an Event of Default);

(a)        No later than thirty (30) days after the Closing Date, the Company shall deliver a Certificate of Existence and a certified copy of the Articles of Association for SouthState Bank issued by the office of the Comptroller of the Currency.

SECTION 5	AFFIRMATIVE COVENANTS

The Company covenants and agrees to and for the benefit of the Lender, that, from and after the date of this Agreement and until the Termination Date and until the entire amount of all Obligations to the Lender are paid in full, it shall and, with the exception of Sections 5.8, 5.9 and 5.12, shall cause each Subsidiary to:

5.1Corporate Existence; Compliance With Laws; Maintenance of Business; Taxes. (a)(i) With respect to the Company, maintain its corporate existence, (ii) with respect to each Subsidiary, maintain its corporate existence except in the case of a merger or consolidation with another Subsidiary, or where the failure to maintain such corporate existence would not be reasonably expected to have a Material Adverse Effect, and (iii) with respect to the Company and each Subsidiary, except where the failure to do so would not be expected to have a Material Adverse Effect, maintain its licenses, permits, rights and franchises; (b) comply in all Material respects with all Requirements of Law and maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, applicable AML Laws and applicable Sanctions; (c) conduct its business substantially as now conducted and proposed to be conducted; and (d) pay before the same become delinquent and before penalties accrue thereon, all Taxes, assessments and other government charges against it and its Property, and all other liabilities except to the extent and so long as the same are being contested in good faith by appropriate proceedings, with adequate reserves having been provided, and except where the failure to do so would not be expected to have a Material Adverse Effect.
5.2Maintenance of Property; Insurance.
(a)Keep all Property Material to its business, useful and necessary in its business, whether leased or owned, in adequate condition.
(b)Maintain with good, reputable and financially sound insurance underwriters insurance of such nature and in such amounts as is customarily maintained by companies engaged in the same or similar business and such other insurance as may be required by law or as may be reasonably required in writing by the Lender.  Upon the Lender’s request, the Company shall furnish copies of all such insurance policies or a certificate evidencing that the Company has complied with the requirements of this paragraph on the date hereof and on each renewal date of such policies.
5.3Financial Statements; Notices.  Maintain an adequate system of accounting in accordance with sound accounting practice, and furnish to the Lender such information respecting the business, assets and financial condition of the Company and its Subsidiaries as the Lender may reasonably request and, without request, furnish to the Lender:
(a)as soon as available, and in any event within sixty (60) days after the end of each Fiscal Quarter (excluding any Fiscal Quarter that completes a Fiscal Year), financial statements including the balance sheet for the Company and its Subsidiaries as of the end of each such Fiscal Quarter and statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for each such Fiscal Quarter and for that part of the Fiscal Year ending with such Fiscal Quarter, setting forth in each case, in comparative form, figures for the corresponding periods in the preceding Fiscal Year, certified as true, correct and complete, subject to review and normal year-end adjustments, by the chief financial officer of the Company.  The Lender agrees that posting to EDGAR of the Form 10-Q for the Company for each Fiscal Quarter will meet all financial statement delivery requirements of this Section 5.3(a);
(b)as soon as available, and in any event within ninety (90) days after the close of each Fiscal Year, a copy of the detailed annual audit report for such year and accompanying financial statements for the Company and its Subsidiaries as of the end of such year, containing balance sheets and statements of income, changes in shareholders’ equity and cash flows for such year and for the previous Fiscal Year, as audited by independent certified public accountants of recognized standing selected by the Company and reasonably satisfactory to the Lender, which report shall be accompanied by the unqualified opinion of such accountants to the effect that the statements present fairly, in all Material respects, the financial position of the Company as of the end of such year and the results of its operations and its cash flows for the year then ended in conformity with GAAP.  The Lender agrees that the posting to EDGAR of the FORM 10-K for the Company for each Fiscal Year will meet all financial statement delivery requirements of this Section 5.3(b);

(c)as soon as available, and in any event within sixty (60) days after the end of each Fiscal Quarter (excluding any Fiscal Quarter that completes a Fiscal Year) and ninety (90) days after the end of each Fiscal Year, copies of the Company’s quarterly Parent Company Only Financial Statements for Large Bank Holding Companies – FR Y-9LP and Consolidated Financial Statements for Bank Holding Companies – FR Y-9C prepared by the Company in compliance with the requirements of each applicable Regulatory Authority, all prepared in accordance with the requirements imposed by the applicable Regulatory Authorities.  The Lender agrees that the posting to the applicable Regulatory Authority’s website of the Parent Company Only Financial Statements for Large Bank Holding Companies – FR Y-9LP and Consolidated Financial Statements for Bank Holding Companies – FR Y-9C for the Company will meet all report delivery requirements of this Section 5.3(c);
(d)as soon as available, and in any event within sixty (60) days after the end of each Fiscal Quarter (excluding any Fiscal Quarter that completes a Fiscal Year) and ninety (90) days after the end of each Fiscal Year, the certificate of the president or chief financial officer of the Company substantially in the form of Exhibit C hereto, among other things: (i) showing the calculations of the financial covenants contained herein; (ii) stating that a review of the activities of the Company during such period has been made under his supervision to determine whether the Company has observed, performed and fulfilled each and every covenant and condition in this Agreement and the Related Documents; and (iii) stating that no Default has occurred (or if a Default has occurred, describing such Default in reasonable detail and specifying the period of existence thereof and the steps, if any, being undertaken to correct the same);
(e)as soon as available, and in any event within five (5) Business Days of filing, a copy of each other filing and report made by the Company with or to any securities exchange or the Securities and Exchange Commission, and of each communication from the Company to its equity holders generally.  The Lender agrees that the posting to EDGAR of any such communication will meet all filing and report delivery requirements of this Section 5.3(e);
(f)as soon as available, and in any event within forty (45) days after the end of each Fiscal Quarter, the complete Call Report and/or Thrift Financial Report, as applicable, prepared by Company and/or each Bank Subsidiary at the end of such Fiscal Quarter in compliance with the requirements of each applicable Regulatory Authority, all prepared in accordance with the requirements imposed by the applicable Regulatory Authorities.  The Lender agrees that the posting to the applicable Regulatory Authority’s website of the Call Report and/or Thrift Financial Report, as applicable, for the Company and each Bank Subsidiary will meet all report delivery requirements of this Section 5.3(f);
(g)as soon as available, and in any event within five (5) days, but without duplication of any other requirements set forth in this Section 5.3, a copy of all periodic reports which are required by law to be furnished to any Regulatory Authority having jurisdiction over the Company or any Bank Subsidiary (including, without limitation, Federal Reserve Bank reports, but excluding any report which applicable law or regulation prohibits the Company or a Bank Subsidiary from furnishing to the Lender).  The Lender agrees that the posting to the applicable Regulatory Authority’s website for the Company and each Bank Subsidiary will meet all report delivery requirements of this Section 5.3(g); and

(h)promptly upon learning of the occurrence of any of the following, written notice thereof, describing the same in reasonable detail and the steps being taken with respect thereto: (i) the occurrence of any Default or Event of Default; (ii) the institution of, or any Materially adverse determination or development in, any Material litigation, arbitration proceeding or governmental proceeding; (iii) the occurrence of a “reportable event” under, or the institution of steps by the Company or any Subsidiary to withdraw from, or the institution of any steps to terminate, any Employee Plan as to which the Company or any Subsidiary may have liability; (iv) the commencement of any dispute which could reasonably be expected to lead to the modification, transfer, revocation, suspension or termination of this Agreement or any Related Document; (v) any event which would have a Material Adverse Effect; or (vi) any change in the Chief Executive Officer or Executive Vice President of the Company or any change in the Chief Executive Officer of any Bank Subsidiary.

All financial statements referred to herein shall be complete and correct in all Material respects and shall be prepared in reasonable detail and on a consolidated basis in accordance with GAAP, applied consistently throughout all accounting periods, excepting any change in accounting methodology and/or business combination reporting resulting from the adoption of new accounting guidance.

5.4Inspection of Property and Records.  At any time during normal business hours and, in the absence of a Default or Event of Default, upon at least ten (10) days prior written notice to the Company, as often as may be reasonably desired and, from and after the occurrence of and during the continuance of an Event of Default, at the Company’s expense, permit representatives of the Lender to visit the Company’s and its Subsidiaries’ Property, to examine the Company’s and its Subsidiaries books and records and to discuss the Company’s and its Subsidiaries’ affairs, finances and accounts with its respective officers and independent certified public accountants (who shall be instructed by the Company to comply with reasonable requests of the Lender or its agents for access to the work papers of such accountants) and the Company shall facilitate such inspection and examination; provided, however, that if no Default or Event of Default has occurred, no more than one such examination shall occur per year.
5.5Use of Proceeds.  Use the entire proceeds of the Obligations only for general corporate purposes of the Company and its Subsidiaries, including, without limitation, funding operating expenses, dividends that are not prohibited under Section 6.4 hereof, share repurchase of the Company’s common stock in the ordinary course of business, and interest on Indebtedness of the Company and its Subsidiaries.
5.6Comply With, Pay and Discharge All Notes, Mortgages, Deeds of Trust and Leases.  Comply with, pay and discharge all existing notes, mortgages, deeds of trust, leases, indentures and any other contractual arrangements to which the Company or any Subsidiary is a party (including, without limitation, all Indebtedness) in accordance with the respective terms of such instruments so as to prevent any default thereunder, except where the failure to do so would not be expected to have a Material Adverse Effect.

5.7Environmental Compliance.
(a)Maintain at all times all Material permits, licenses and other authorizations required under Environmental Laws, and comply in all Material respects with all terms and conditions of the required permits, licenses and authorizations and all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws.
(b)Notify the Lender promptly upon obtaining knowledge that (i) any Property previously or presently owned or operated by the Company or any Subsidiary is the subject of a Material environmental investigation by any Government Authority having jurisdiction over the enforcement of Environmental Laws, (ii) the Company or any of its Subsidiaries has been or may be named as a responsible party subject to a Material Environmental Liability, or (iii) the Company obtains knowledge of any Hazardous Substance located on any Property of the Company that might lead to a Material Environmental Liability.
(c)At any time following the Company’s notification to the Lender pursuant to Section 5.7(b) hereof or the Lender otherwise becoming aware of any of the items described in Section 5.7(b) hereof, following notice from the Lender, and as often as may be reasonably desired, permit the Lender or an independent consultant selected by the Lender to conduct an environmental investigation reasonably satisfactory to the Lender for the purpose of determining whether the Company, each Subsidiary and their respective Properties comply with Environmental Laws and whether there exists any condition or circumstance which may require a cleanup, removal or other remedial action by the Company or a Subsidiary with respect to any Hazardous Substance.  The Company and its Subsidiaries shall facilitate such environmental audit.  The Lender shall provide the Company, at the Company’s request, with all reports and findings but the Company may not rely on such environmental investigation for any purpose.  Reasonable costs for any environmental investigation of Property by the Lender shall be at the Company’s expense where conducted (i) under this Section 5.7(c), (ii) upon the occurrence of an event described in Section 5.7(b), or (iii) at any time the Property is the subject of an environmental investigation by a Government Authority having jurisdiction over the enforcement of Environmental Laws.

Notwithstanding the foregoing, nothing contained in this Agreement, or in the Related Documents, or in the enforcement of this Agreement or the Related Documents, shall constitute or be construed as granting or providing the right, power or capacity to the Lender to exercise (a) decision making control of the Company’s or any Subsidiary’s compliance with any Environmental Law, or (b) day to day decision making of the Company or any Subsidiary with respect to (i) compliance with Environmental Laws or (ii) all or substantially all of the operational aspects of the Company or any Subsidiary.

5.8Fees and Costs.
(a)Pay the Lender on the first Business Day of each of January, April, July and October, in arrears, the accrued and unpaid commitment fee for the Revolving Loan Commitment, which commitment fee shall accrue at a rate per annum equal to the Commitment Fee Percentage of the difference between (i) the Revolving Loan Commitment and (ii) the Average Daily Principal Balance during the most recently ended Fiscal Quarter (or portion of such Fiscal Quarter).  The commitment fee shall be computed daily based on the actual number of days elapsed in a year of 360 days.  All unpaid commitment fees shall be due and payable on the Termination Date.  The Lender may debit to the Company’s Loan Account all commitment fees when due, without prior notice to or consent of the Company.
(b)Pay promptly upon receipt of a reasonably detailed invoice the fees and expenses to be reimbursed to the Lender pursuant to Section 5.4, including, without limitation, travel expenses incurred by representatives of the Lender.
(c)Pay promptly upon receipt of a reasonably detailed invoice from the Lender all fees and expenses to be reimbursed to the Lender pursuant to this Agreement, the Related Documents and the Obligations, and any amendments thereof and supplements thereto, including, without limitation, the reasonable fees of counsel in connection with the preparation and negotiation of this Agreement, the Related Documents and all amendments thereto, and any waivers of the terms and provisions thereof and the consummation of the transactions contemplated herein.
(d)Pay promptly upon receipt of a reasonably detailed invoice from the Lender all fees and expenses (including attorneys’ fees) incurred by the Lender in seeking advice under this Agreement and the Related Documents with respect to protection or enforcement (including collection and disposition of Collateral, if any) of the Lender’s rights and remedies under this Agreement and the Related Documents and with respect to the Obligations (including collection thereof) and all costs and expenses which may be incurred by the Lender as a consequence of a Default as provided in Section 7.2(d) and all fees and expenses incurred by the Lender in connection with any bankruptcy, receivership, conservatorship or other debtor relief proceeding or any federal or state liquidation, rehabilitation or supervisory proceeding involving the Company or any of its Subsidiaries.
5.9Indemnity.  Indemnify the Lender, and its employees, officers, directors, shareholders, agents, attorneys, successors and permitted assigns (each such Person being called an “Indemnitee”) against any and all losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs and expenses of any kind or nature whatsoever, including, without limitation, attorneys’ fees and expenses, incurred by them arising out of, in any way connected with, or as a result of: (a) the execution or delivery of this Agreement or the Related Documents or the transactions contemplated hereby or protection or enforcement (including collection or disposition of Collateral, if any) of the Lender’s rights under this Agreement or the Related Documents; (b) any violation of Environmental Laws or any other Requirements of Law by the Company or any Subsidiary or any of its Property as well as any cost or expense incurred in remedying such violation; and (c) any claim, litigation, investigation or proceedings relating to any of the foregoing or the transactions contemplated by this Agreement, whether or not the Lender is a party thereto; provided, however, that such indemnity shall not apply to any such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of an Indemnitee or result from a claim brought by the Company against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Related Document, if the Company has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  The foregoing indemnities shall survive the Termination Date, the consummation of the transactions contemplated by this Agreement, the repayment of the Obligations and the invalidity or unenforceability of any term or provision of this Agreement or of the Related Documents and shall remain in effect regardless of any investigation made by or on behalf of the Lender or the Company and the content or accuracy of any representation or warranty made under this Agreement.
5.10Financial Covenants.
(a)With respect to the Company and the Bank Subsidiaries on a consolidated basis, maintain at the end of each Fiscal Quarter a Total Risk-Based Capital Ratio equal to or greater than 11.0%, which covenant shall be reported to the Lender in the certificates required by Section 5.3(d).
(b)With respect to the Company and the Bank Subsidiaries on a consolidated basis, maintain at all times such capital as may be necessary to cause the Company and the Bank Subsidiaries to be classified as a “Well Capitalized” institution in accordance with all laws and regulations (as such laws and regulations may be amended, supplemented or otherwise modified from time to time) of the OCC and each other Regulatory Authority that has supervisory authority over the Company and the Bank Subsidiaries, which covenant shall be reported to the Lender in the certificates required by Section 5.3(d).
(c)With respect to each Bank Subsidiary, maintain at all times such capital as may be necessary to cause such Bank Subsidiary to be classified as a “Well Capitalized” institution in accordance with all laws and regulations (as such laws and regulations may be amended, supplemented or otherwise modified from time to time) of the FDIC and each other Regulatory Authority that has supervisory authority over such Subsidiary, which covenant shall be reported to the Lender in the certificates required by Section 5.3(d).
(d)Not permit as of the end of any Fiscal Quarter, the Non-Performing Assets to Tangible Capital Ratio  to exceed 12%, which covenant shall be reported to the Lender in the certificates required by Section 5.3(d).
(e)With respect to the Company, maintain a Fixed Charge Coverage Ratio of not less than 1.35 to 1, which covenant shall be reported to the Lender within sixty (60) days of the end of each Fiscal Quarter for the Fiscal Quarter most recently ended.
(6)At all times remain in Material compliance with all regulatory rules and requirements of or imposed by the OCC and all other Regulatory Authorities which are applicable to or govern the Company or any of its Subsidiaries, which covenant shall be reported to the Lender in the certificates required by Section 5.3(d).
(7)With respect to the Company, at all times maintain Liquidity of not less than $25,000,000. For purposes of this Section, “Liquidity” means the combined value in U.S. Dollars of the following unencumbered assets of the Company: (i) cash, (ii) marketable securities, or (iii) investments held in U.S. Bank National Association convertible money market deposit account held by the Company with Lender which investments are subject to partial or total redemption at the option of the investor by not less than thirty-one (31) calendar days prior oral and written notification to the Lender.

5.11Revolving Loans Resting Period.  For a period of not less than thirty (30) consecutive days during each twelve (12) month period ending on the date expressly set forth in the definition of “Termination Date”, as the same may be extended in the sole discretion of the Lender, prepay so much of the aggregate outstanding principal amount of Revolving Loans as is necessary to reduce the aggregate outstanding amount of Revolving Loans to an amount equal to $0.00 at all times during such thirty (30) day consecutive period.
SECTION 6	NEGATIVE COVENANTS

The Company covenants and agrees that, from and after the date of this Agreement and until the Termination Date and until all Obligations to the Lender are paid in full, the Company and each Subsidiary shall not directly or indirectly without the prior written consent of the Lender:

6.1Change of Control; Consolidation, Merger, Acquisitions, Etc.  (a) Enter into a Change of Control transaction; or (b) purchase or otherwise acquire all or substantially all of the assets or stock of a Person (which Person would, upon the consummation of such transaction, become a Bank Subsidiary), unless (only in the case of any such purchase or other acquisition that would increase the assets of the Company and its Subsidiaries, on a consolidated basis by an amount which exceeds a value equal to 25% of the assets of the Company and its Subsidiaries on a consolidated basis before giving effect to such purchase or acquisition), either (at the Company’s option) substantially simultaneously with the time a definitive agreement for such purchase or other acquisition is entered into or at least five (5) calendar days prior to the consummation of such purchase or acquisition, the Company provides the Lender with a pro forma compliance certificate that includes a certification that such purchase or other acquisition would not cause an Event of Default (assuming for the purposes of the pro forma calculation of the financial covenants set forth in Section 5.10 hereof that the effective date of such purchase or other acquisition were the end of the Fiscal Quarter or Fiscal Year, as applicable, most recently ended prior to the date of such certification for which internal financial statements are available). Notwithstanding the foregoing, this Section 6.1 shall not prohibit the consummation of the merger of the Company and CenterState Bank Corporation or any transaction in connection therewith.
6.2Holding Company Indebtedness.  With respect to the Company only (and not any of its Subsidiaries) issue, create, incur, assume or otherwise become liable with respect to, or permit to remain outstanding, any Holding Company Indebtedness, except: (a) the Obligations; (b) Holding Company Indebtedness disclosed on the Company’s quarterly Parent Company Only Financial Statements for Large Bank Holding Companies – FR Y-9LP dated September 30, 2021; and (c) subordinated Holding Company Indebtedness in an aggregate amount not to exceed $600,000,000.
6.3Liens; Negative Pledges.  With respect to (a) the Company only (and not any of its Subsidiaries), create or permit to be created or allow to exist any Lien upon or interest in any Property of the Company, and (b) any Bank Subsidiary only, create or permit to be created or allow to exist any Lien upon or interest in any Property of such Bank Subsidiary except Permitted Liens.  The Company further agrees that it shall not, without the prior written consent of the Lender, enter into, become a party to or become subject to any negative pledge agreement relating to any of its assets with any third party except as set forth in the Related Documents.

6.4Dividend; Distributions.  Make any Restricted Payments; provided, however, that, so long as no Default has occurred and is continuing, or will occur as a result of any such payment, the Company may pay dividends and distributions to its shareholders as permitted by applicable governmental laws and regulations.
6.5Loans; Investments.  With respect to the Company only, make or commit to make advances, loans, extensions of credit or capital contributions to any Person except advances in the ordinary course of business to Subsidiaries consistent with past practices, or as otherwise permitted by applicable governmental laws and regulations, or as otherwise permitted by this Section 6.
6.6Compliance with ERISA.  (a) Terminate any Employee Plan so as to result in any Material liability to PBGC; (b) engage in any “prohibited transaction” (as defined in Section 4975 of the Code) involving any Employee Plan which would result in a Material liability for an excise tax or civil penalty in connection therewith; or (c) incur or suffer to exist any Material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, involving any condition, which presents a risk of incurring a Material liability to PBGC by reason of termination of any such Employee Plan.
6.7Affiliates.  Permit any transaction with any Affiliate of the Company or a Subsidiary that violates Section 23A or 23B of the Federal Reserve Act, as amended, or enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate of the Company or a Subsidiary, except in the ordinary course of business and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than the Company or such Subsidiary would obtain in a comparable arms-length transaction.
6.8Prohibited Borrowings and Uses of Proceeds.  Not request any borrowing of a Loan or use, and shall ensure that its Subsidiaries and its or their respective Affiliates and agents will not, to the best knowledge of the Company or any such Subsidiary or Affiliate, use, directly or indirectly, the proceeds of any such Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, other Affiliate of the Company or such Subsidiary, joint venture partner or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or AML Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or involving any goods originating in or with a Sanctioned Person or Sanctioned Country, or (c) in any manner that would result in the violation of  any Sanctions by any Person (including any Person participating in the transactions contemplated hereunder, whether as underwriter, advisor lender, investor or otherwise).
SECTION 7	DEFAULT AND REMEDIES
7.1Events of Default Defined.  Any one or more of the following shall constitute an “Event of Default”:

(a)the Company shall fail to pay (i) principal of or interest on any Loan (including, without limitation, the Notes and the payments required by Section 2.5(b)) when and as the same shall become due and payable, or (ii) fees or other obligations in respect of the Obligations (including, without limitation, payments required by Sections 2.6 and 5.8) within five (5) Business Days after the same shall become due and payable, in either case whether upon demand, at maturity, by acceleration or otherwise;
(b)the Company or any of its Subsidiaries shall fail to observe or perform any of the covenants, agreements or conditions contained in Sections 5.1(a), 5.2(b), 5.3, 5.4, 5.5, 5.7(a), 5.11, 5.12, or any provision of Section 6;
(c)the Company or any of its Subsidiaries shall fail to observe or perform any of the other covenants, agreements or conditions contained in this Agreement or the Related Documents and such failure shall continue for thirty (30) days after Company’s receipt written notice of such failure by Lender;
(d)(i) the Company or any of its Subsidiaries shall default (as principal or guarantor or otherwise) in the payment of any Indebtedness (other than the Obligations) aggregating $1,000,000 or more; (ii) the maturity of any such Indebtedness shall, in whole or in part, have been accelerated, or any such Indebtedness shall, in whole or in part, have been required to be prepaid prior to the stated maturity thereof, in accordance with the provisions of any contract evidencing, providing for the creation of, or concerning such Indebtedness; or (iii) (A) any event shall have occurred and be continuing that permits (or, with the passage of time or the giving of notice or both, would permit) any holder or holders of such Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person so to accelerate such maturity or require any such prepayment and (B) if the contract evidencing, providing for the creation of, or concerning such Indebtedness provides for a cure period for such event, such event shall not be cured prior to the end of such cure period or such shorter period of time as the Lender may specify;
(e)A default shall be continuing under any contract, arrangement, or agreement (other than a contract relating to Indebtedness to which clause (d) of this Section 7.1 is applicable) binding upon the Company or any Subsidiary, except a default that, together with all other such defaults, has not had and will not have a Materially Adverse Effect on the Company and the Subsidiaries taken as a whole.
(f)any representation or warranty made by the Company herein or in any of the Related Documents or in any certificate, document or financial statement delivered to the Lender shall prove to have been incorrect in any Material adverse respect as of the time when made or given;
(g)a final judgment (or judgments) for the payment of amounts aggregating in excess of $5,000,000 shall be entered and final against the Company or any of its Subsidiaries, and such judgment (or judgments) shall remain outstanding and unsatisfied, unbonded or unstayed after thirty (30) days from the date of entry thereof;
(h)the Company or any of its Subsidiaries shall (i) become insolvent or take or fail to take any action which constitutes an admission of inability to pay its debts as they mature;

(ii) make an assignment for the benefit of creditors; (iii) petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for the Company or such Subsidiary or a substantial part of its respective assets; (vi) suffer a rehabilitation proceeding, custodianship, receivership, conservatorship or trusteeship to continue undischarged for a period of sixty (60) days or more; (iv) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (v) by any act or omission indicate its consent to, approval of or acquiescence in any rehabilitation proceeding or any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver, conservator or any trustee for it or any substantial part of any of its properties; or (vi) adopt a plan of liquidation of its assets;
(i)any Person shall: (i) petition or apply to any tribunal for the appointment of a custodian, receiver, conservator or any trustee for the Company or any Subsidiary or a substantial part of its respective assets which continues undischarged for a period of sixty (60) days or more; (ii) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, rehabilitation, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, in which an order for relief is entered or which remains undismissed for a period of sixty (60) days or more;
(j)any Government Authority or any geotechnical engineer or environmental consultant hired by the Company, the Lender or any Government Authority shall determine that the potential uninsured or unrecoverable liability of the Company or a Subsidiary for damages caused by the discharge of any Hazardous Substance, including liability for real property damage or remedial action related thereto or liability for personal injury claims, exceeds $5,000,000 and the Company is unable to provide for such liability in a manner reasonably acceptable in good faith to the Lender;
(k)(i) the the Federal Reserve Board, the OCC, or any other Regulatory Authority shall (A) issue any formal or informal Material notice, order or directive involving activities deemed unsafe or unsound by the Company or any of its Subsidiaries, (B) issue a memorandum of understanding, capital maintenance agreement, cease and desist order, prompt corrective action order, or other directive (including a capital raise directive) involving the Company or any of its Subsidiaries, (C) cause the suspension or removal of the Chief Executive Officer or any Executive Vice President of the Company or the Chief Executive Officer of any of the Subsidiaries, or (D) otherwise restrict the ability of any Subsidiary to pay dividends to the Company without prior regulatory approval, or (ii) the FDIC shall terminate its insurance coverage with respect to the Bank Subsidiaries; or
(l)this Agreement or any of the Related Documents shall at any time cease to be in full force and effect, or the Company shall so assert or shall attempt to revoke or terminate this Agreement or any Related Document.
7.2Remedies Upon Event of Default.  Upon the occurrence of an Event of Default (which has not been cured to the extent cure is expressly permitted):
(a)specified in clause (h) or (i) of Section 7.1, then, without presentment, notice, demand or action of any kind by the Lender, all of which are hereby waived: (i) the obligations of the Lender to make any further advances to the Company shall automatically and immediately terminate; and (ii) the entire amount of the Obligations shall be automatically accelerated and immediately due and payable;
(b)specified in any clauses of Section 7.1 other than clause (h) or (i), the Lender may, without presentment, notice, demand or action of any kind by the Lender, all of which are hereby waived, (i) immediately terminate its obligation to make any further advances to the Company, and the same shall immediately terminate; and (ii) declare the entire amount of the Obligations immediately accelerated, due and payable;
(c)the Lender may at any time, without prior notice or demand, set off any credit balance or other money now or hereafter owed to the Company or any guarantor against all or any part of the Obligations hereunder; and
(d)the Lender shall have all of the rights and remedies provided to the Lender by this Agreement and the other Related Documents, and all rights and remedies provided by law and in equity, by statute or otherwise, and no remedy herein conferred upon the Lender is intended to be exclusive of any other right and remedy and each right and remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise.

In addition to and not in lieu of any other right or remedy the Lender might have, the Lender at any time and from time to time at its election may (but shall not be required to) do or perform or comply with or cause to be done or performed or complied with anything which the Company may be required to do, perform or comply with, which after written demand the Company has failed or refused to do, perform or comply with, and the Company shall reimburse the Lender upon demand for any reasonable cost or expense which the Lender may incur in such respect, together with interest thereon at the rate equal to the rate payable under the Revolving Credit Note following an Event of Default from the date of such demand until paid.  No failure or delay on the part of the Lender in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any further exercise thereof or the exercise of any other right or remedy.  No remedy herein conferred upon the Lender is intended to be exclusive of any other right and remedy, and each right and remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

7.3Termination of Commitment.  During any time an Event of Default has occurred and is continuing, subject to any right to cure such Event of Default herein or in any of the Related Documents, the Lender shall have no further obligation to make any further Loans or advances to the Company for any reason, but any Loans or advances made by the Lender to the Company in its sole discretion shall become part of the Obligations.
SECTION 8	MISCELLANEOUS
8.1Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of the parties hereto.  The Company’s rights and liabilities under this Agreement and the Related Documents are not assignable in whole or in part without the prior written consent of the Lender.
8.2Assignments and Participations.
(a)Assignments.(i) The Company may not assign any of its rights or obligations under this Agreement or any Related Document without the prior written consent of the Lender, and no assignment of any such obligation shall release the Company therefrom unless the Lender shall have consented to such release in a writing specifically referring to the obligation from which the Company is to be released.
(ii)The Lender may from time to time assign any or all of its rights and obligations under this Agreement or any Related Document to any Person, provided that, so long as no Event of Default shall have occurred and be continuing, the Lender shall provide at least ten (10) days prior written notice to the Company and no such assignment shall be made to any Person other than one or more commercial banks each of which has capital and retained earnings of at least $100 million without the consent of the Company. Any assignment by the Lender of any or all of its obligations under this Agreement or any Related Document shall release the Lender therefrom.
(b)Participations.  The Lender may from time to time sell or otherwise grant participations in any or all of its rights and obligations under this Agreement or any Related Document to any Person, provided that, so long as no Event of Default shall have occurred and be continuing, the Lender shall provide at least ten (10) days prior written notice to the Company and no such participation shall be sold or granted to any Person other than one or more commercial banks each of which has capital and retained earnings of at least $100 million without the consent of the Company.
(c)Rights of Assignees and Participants.  Each permitted assignee of, and each permitted holder of a participation in, the rights of the Lender under this Agreement or any Related Document, if and to the extent the applicable assignment or participation agreement so provides, (i) shall, with respect to its assignment or participation, be entitled to all of the rights of the Lender (as fully, in the case of a holder of a participation, as though it were the Lender) and (ii) may exercise any and all rights of set-off or banker‘s lien with respect thereto (as fully, in the case of a holder of a participation, as though the Company were directly indebted to such holder for amounts payable under this Agreement or any Related Document to which such holder is entitled under the applicable participation agreement); provided, however, that no assignee or holder of a participation shall be entitled to any amounts that would otherwise be payable to it with respect to its assignment or participation under Section 2.4, Section 2.6, or Section 2.7 unless (x) such amounts are payable in respect of any adoption or implementation of, or any Change in Law, or interpretation or administration thereof, after the date the applicable assignment or participation agreement was executed or (y) such amounts would have been payable to the Lender that made such assignment or granted such participation if such assignment had not been made or such participation granted.
(d)Certain Pledges.  The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender,

including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
8.3Confidentiality.  The Lender shall hold all non-public information regarding the Company and the Subsidiaries and their businesses, identified as such by the Company and obtained by any Lender pursuant to the requirements hereof, in accordance with its customary procedures for handling confidential information of such nature, it being understood and agreed by the Company that, in any event, the Lender (a) may make disclosures of such non-public information (i) to its Affiliates and to the Lender’s and its Affiliates’ respective employees responsible for the administration of this Agreement or the operations supporting the facility provided hereunder or otherwise on a “need-to-know” basis, legal counsel, independent auditors and other experts or agents and advisors or to the Lender’s current or prospective funding sources and to other Persons authorized by the Lender to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 8.3 (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential); (ii) to any actual or potential assignee, transferee, or Participant of any rights, benefits, interests and/or obligations under this Agreement and the Related Documents or to any direct or indirect contractual counterparties (or the professional advisors thereto) in swap or derivative transactions related to the Obligations (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential); (iii) to (A) any rating agency in connection with rating the Company or its Subsidiaries or the Loans and/or the Commitment or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans; (iv) as required or requested by any Regulatory Authority purporting to have jurisdiction over the Lender or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners); provided that unless prohibited by applicable law or court order, the Lender shall make reasonable efforts to notify the Company of any request by such Regulatory Authority (other than any such request in connection with any examination of the financial condition or other routine examination of the Lender by such Regulatory Authority) for disclosure of any such non-public information prior to the actual disclosure thereof; (v) to the extent required by order of any court, governmental agency or representative thereof or in any pending legal or administrative proceeding, or otherwise as required by applicable law or judicial process; provided that unless prohibited by applicable law or court order, the Lender shall make reasonable efforts to notify the Company of such required disclosure prior to the actual disclosure of such non-public information; (vi) in connection with the exercise of any remedies hereunder or under any Related Document or any action or proceeding relating to this Agreement or any Related Document or the enforcement of rights hereunder or thereunder, (vii) with the consent of the Company, or (viii) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section 8.3, (B) becomes available to the Lender or any of its Affiliates on a non-confidential basis from a source other than the Company or a Subsidiary, or (C) is independently developed by the Lender; and (b) may disclose the existence of this Agreement and the information about this Agreement to market data collectors and similar services providers to the lending industry (including for league table designation purposes) and to service providers to the Lender in connection with the administration and management of this Agreement and the other Related Documents.  Notwithstanding anything herein to the contrary, any party to this Agreement

(and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement, all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure and any facts that may be relevant to understanding such tax treatment, which materials and facts shall not include for this purpose the names of the parties or any other Person named herein, or information that would permit identification of the parties or such other Persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or facts; provided, however, the foregoing is not intended to waive the attorney-client privilege or any other privileges, including the tax advisor privilege under Section 7525 of the Code.
8.4Survival.  All agreements, covenants, representations and warranties made herein and in the Related Documents shall survive the execution and delivery of this Agreement and the Related Documents, the making of the Obligations and the termination of this Agreement.
8.5Governing Law.  This Agreement and the Related Documents shall be governed by the internal laws of the State of New York (regardless of such State’s conflict of laws principles).  The parties hereto acknowledge that this Agreement and the Related Documents were all negotiated with the assistance of counsel and, accordingly, such laws shall be applied without reference to any rules of construction regarding the draftsman hereof.
8.6Counterparts; Headings.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement.  Delivery of an executed counterpart of this Agreement and the Related Documents by facsimile, electronic mail (including pdf) or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart.  The descriptive headings in this Agreement are inserted for convenience of reference only and shall not affect the construction of this Agreement.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.
8.7Entire Agreement; Amendments.  This Agreement, the Exhibits and Schedules hereto, and the Related Documents contain the entire understanding of the parties with respect to the subject matter hereof, and supersede all other understandings, oral or written, with respect to the subject matter hereof.  No amendment, modification, alteration, or waiver of the terms of this Agreement or consent required under the terms of this Agreement shall be effective unless made in a writing, which makes specific reference to this Agreement and which has been signed by the party against which enforcement thereof is sought.  Any such amendment, modification, alteration, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
8.8Notices.  All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given or made when delivered by hand, deposited in the mail or sent by email or facsimile. Communication or notices shall be delivered personally or by certified or registered mail, postage prepped, or by email or facsimile and addressed as follows, unless and until either of such parties notifies the other in accordance with this section of a change of address:

If to the Company:SouthState Corporation

1101 First Street South

Winter Haven, Florida 33880

Attn:    William E. Matthews, V

Chief Financial Officer

Will.Matthews@southstatebank.com

Fax:863-294-2218

With a copy to: Beth S. DeSimone

General Counsel, at the same address

bdesimone@southstatebank.com

863-294-2218

If to the Lender:U.S. Bank, National Association

Hearst Tower, CN-NC-H30N

214 N. Tryon Street

Charlotte, NC 28202

Attn: Mr. Jeffrey P. Googins, Senior Vice President

jeffrey.googins@usbank.com

8.9Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
8.10Further Assurances.  The Company agrees to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as the Lender may at any time reasonably request in connection with the administration or enforcement of this Agreement or the Related Documents or in order better to assure and confirm unto the Lender its rights, powers and remedies hereunder.
8.11Conflicts and Ambiguities.  In the event of any ambiguity or conflict as between the terms of this Agreement, the Related Documents or any other document executed and delivered pursuant to this Agreement, the terms of this Agreement shall control.
8.12Submission to Jurisdiction.  Any claim or issue arising out of this Agreement or the Related Documents will be enforced or resolved in any state or federal court having subject matter jurisdiction and located in New York, New York.  For the purpose of any action or proceeding instituted with respect to any such claim, the Lender and the Company hereby irrevocably submit to the jurisdiction of such courts.  The Lender and the Company irrevocably consent to the service of process out of said courts by mailing a copy thereof, by registered mail, postage prepaid, to the Lender or the Company, as applicable, and each agrees that such service, to the fullest extent permitted by law (a) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding, and (b) shall be taken and held to be valid personal service upon personal delivery to it.  Nothing herein contained shall affect the right of the Lender or the Company to serve process in any other manner permitted by law or preclude the Lender or the Company from bringing an action or proceeding for injunctive relief in respect hereof in any other country, state or place having jurisdiction over such action.  The Lender and the Company hereby irrevocably waive, to the fullest extent permitted by law, any objection which it/they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any court located in New York, New York, and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.
8.13Waiver of Jury Trial.  Each party hereto knowingly, voluntarily and without coercion, waives all rights to a trial by jury of all disputes arising out of or in relation to (a) this Agreement or any Related Document to which it is a party, or under any amendment, instrument, document or agreement delivered or which may in the future be delivered in connection therewith, (b) arising from any relationship existing in connection with this Agreement or and any Related Document, or (c) any act, conduct or omission in connection with this Agreement, the Related Documents or any relationship created thereby, regardless of the time when the same may occur, and agrees that all matters relating thereto and any such action or proceeding shall be tried before a court and not before a jury.
8.14Inducements.  All statements, promises or inducements made to any party hereto in connection with this Agreement and the Related Documents are set forth herein or therein.
8.15USA Patriot Act; Office of Foreign Assets Control.  The Lender hereby notifies the Company and each of its Subsidiaries that pursuant to the requirements of the USA Patriot Act (Title III of Pub.  L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Company and each of its Subsidiaries, which information includes the name and address of the Company and each of its Subsidiaries and other information that will allow the Lender to identify the Company and each of its Subsidiaries in accordance with the Patriot Act and the Company agrees to provide such information.  In addition, and without limiting the foregoing sentence, the Company shall (a) ensure, and cause each Subsidiary to ensure, that no Person who owns a controlling interest in or otherwise controls the Company or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.
8.16No Liability of the Lender.  The relationship between the Company and the Lender shall be solely that of borrower and lender.  The Lender shall have no fiduciary responsibilities to the Company or its Subsidiaries.  The Company agrees that the Lender shall have no liability to the Company or any of its Subsidiaries (whether sounding in tort, contract, or otherwise) for losses suffered by the Company or any of its Subsidiaries in connection with, unless such losses are the result of gross negligence or willful misconduct of the Lender or any other Indemnitee, or breach in bad faith of the Lender or any other Indemnitee of their respective obligations, arising out of, or in any way related to, the transactions contemplated and the relationship established by this

Agreement and the Related Documents, or any act, omission or event occurring in connection herewith or therewith.  The Lender shall have no liability with respect to, and the Company hereby waives, releases, and agrees not to sue for, any special, indirect, or consequential damages suffered by the Company in connection with, arising out of, or in any way related to this Agreement, the Related Documents or the transactions contemplated hereby or thereby.
8.17Counterparts; Effectiveness; Document Imaging; Telecopy and PDF Signatures; Electronic Signatures. Without notice to or consent of the Company, the Lender may create electronic images of any Related Documents and destroy paper originals of any such imaged documents. Such images have the same legal force and effect as the paper originals and are enforceable against the Borrower and any other parties thereto. The Lender may convert any Related Document into a “transferrable record” as such term is defined under, and to the extent permitted by, ERSA, with the image of such instrument in the Lender’s possession constituting an “authoritative copy” under ERSA. If the Lender agrees, in its sole discretion, to accept delivery by telecopy or PDF of an executed counterpart of a signature page of any Related Document or other document required to be delivered under the Related Documents, such delivery will be valid and effective as delivery of an original manually executed counterpart of such document for all purposes. If the Lender agrees, in its sole discretion, to accept any electronic signatures of any Related Document or other document required to be delivered under the Related Documents, the words “execution,” “signed,” and “signature,” and words of like import, in or referring to any document so signed will deemed to include electronic signatures and/or the keeping of records in electronic form, which will be of the same legal effect, validity and enforceability as a manually executed signature and/or the use of a paper-based recordkeeping system, to the extent and as provided for in any applicable law, including ERSA, E-SIGN, or any other state laws based on, or similar in effect to, such acts. The Lender may rely on any such electronic signatures without further inquiry.
8.19Recitals.  The Recitals to this Agreement are true and correct and are incorporated in this Agreement by this reference.
8.20Existing Credit Agreement; Existing Facility Termination.  This Agreement amends and restates the Existing Credit Agreement in its entirety.  On the date of the initial funding of Loans hereunder, (i) each “Loan” (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement shall be repaid in full with the proceeds of the Loans under this Agreement, (ii) all other amounts outstanding under the Existing Credit Agreement (including interest and fees through the Closing Date) shall be paid in full with the proceeds of the Loans under this Agreement to the extent not otherwise paid by the Company on such date, and (iii) the “Revolving Loan Commitment” (as defined in the Existing Credit Agreement) shall be terminated and replaced with the Revolving Loan Commitment hereunder.  It is the intent of the parties hereto that this Agreement neither constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement nor evidence of termination of any such obligations and liabilities and that this Agreement amend and restate in its entirety the Existing Credit Agreement and hereafter evidence the obligations of the Company outstanding thereunder.  The undersigned waive any right to receive any notice of the termination of the “Revolving Loan Commitment” (as defined in the Existing Credit Agreement) and any right to receive any notice of prepayment of amounts owed under the Existing Credit Agreement. The Lender hereby agrees to return to the Company, with reasonable promptness, any note delivered by any Company to the Lender in connection with the Existing Credit Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

SOUTHSTATE CORPORATION

By: /s/ William E. Matthews, V

Name: William E. Matthews, V

Title: Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Jeffrey P. Googins

Name: Jeffrey P. Googins

Title: Senior Vice President